SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

          Certification and Notice of Termination of Registration
       under Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports under Sections 13
              and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 1-7117

                          GENERAL HOUSEWARES CORP.
           (Exact name of registrant as specified in its charter)

                             1536 BEECH STREET
                         TERRE HAUTE, INDIANA 47804
                               (812) 232-1000
 (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                  COMMON STOCK, PAR VALUE $0.33-1/3 PER SHARE
                    AND PREFERRED SHARE PURCHASE RIGHTS
          (Title of each class of securities covered by this Form)

                                    NONE
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [x]     Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)  [x]


Approximate number of holders of record as of the certification or notice date:
       Common Stock: 1



       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, General Housewares Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





DATE: October 21, 1999                     By:  /s/ Paul A. Saxton
                                               ------------------------------
                                               Name:  Paul A. Saxton.
                                               Title: Chairman, President and
                                                      Chief Executive Officer